Exhibit 99.1

For Immediate Release	Contact Information
Friday, August 11, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company to Webcast 11th Oil & Gas Conference Presentation

     SAN ANTONIO -- Aug. 11, 2006 -- The Exploration Company (Nasdaq:TXCO) today announced President and CEO James E. Sigmon and Vice President-Capital Markets Roberto R. Thomae will update investors and analysts on the Company's growth and strategy at the 11th Oil & Gas Conference in Denver.

     Mr. Sigmon's presentation is scheduled to start at 3:35 p.m. MDT (4:35 p.m. CDT) Tuesday, Aug. 15. A webcast will be available live via the Internet on TXCO's web site, www.txco.com, and the conference web site, www.theoilandgasconference.com. It will be posted on both Web sites for 30 days.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas and the Marfa Basin in West Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq under the symbol "TXCO."

     More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2005, and its Form 10-Q for the period ended June 30, 2006. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

-- 30 --